Exhibit 10.7

LAMB WESTON HOLDINGS, INC.

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

SECTION 1.	INTRODUCTION.

The Executive Change of Control Severance Plan (the “Plan”) of Lamb Weston Holdings, Inc. (the “Company”) was established effective March 22, 2017. The purpose of the Plan is to provide for the payment of benefits to certain Eligible Employees of the Company (as defined below) if such employees are subject to qualifying employment terminations in connection with a Change of Control (as defined below). Any change of control and/or severance benefits set forth in an equity incentive plan in respect of an equity award held by the Eligible Employee at the time of his or her Qualifying Termination (as defined below) shall apply as set forth in such plan, and, such awards shall also receive the benefits described herein, provided that in no event will an Eligible Employee become vested as to more than the total shares subject to his or her then-outstanding equity award.  Other than as set forth in the preceding sentence, this Plan shall supersede any change in control severance plan, policy, or practice of the Company with respect to individuals who are Eligible Employees. This Plan shall not supersede or otherwise amend any severance plan, policy, or practice of the Company with respect to individuals who are not Eligible Employees. This document also constitutes the Summary Plan Description for the Plan.

SECTION 2.	DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a) “Annual Bonus” means the greater of the Eligible Employee’s (x) target bonus in the year of his or her Separation from Service or (y) the highest actual bonus paid in the three fiscal years preceding his or her Separation from Service.

(b) “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Separation from Service, ignoring any reduction in Base Salary that forms the basis for Good Reason.

(c) “Board” means the Board of Directors of the Company.
(d) “Cause” means:

(i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Company or its successor (other than any such failure resulting from termination by the Eligible Employee for Good Reason) after a demand for substantial performance is delivered to the Eligible Employee that specifically identifies the manner in which the Company or its successor believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, and the Eligible Employee has failed to resume substantial performance of the Eligible Employee’s duties on a continuous basis within five days of receiving such demand;

(ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company or its successor, monetarily or otherwise; or

(iii) the Eligible Employee’s conviction of, or plea of nolo contendere to, (A) a felony or (B) a misdemeanor which impairs the Eligible Employee’s ability substantially to perform the Eligible Employee’s duties with the Company or its successor.

For the purposes of this definition, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s action or omission was in the best interest of the Company or its successor.

(e) “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;

(ii) Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(iii) Any person becomes the Owner, directly or indirectly, of securities of the Company (not including in the securities Owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company’s then outstanding securities;

(iv) A liquidation or dissolution of the Company; or
(v) The sale of all or substantially all of the assets of the Company.
(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Company” means the Company or, following a Change of Control, the surviving entity resulting from such transaction.

(i) “Eligible Employee” means an employee of the Company or a Subsidiary (A) who has been designated by the Plan Administrator as a participant in the Plan and (B) who has received, signed and timely returned a Participation Agreement; provided, however, that an individual will not be an Eligible Employee if he or she is eligible to participate in any other change of control severance benefit plan or arrangement of the Company which is not expressly superseded by the Plan.

(j) “Entity” means a corporation, partnership or other entity.
(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(l) “Good Reason” means:

(i) any material failure of the Company or its successor to comply with and satisfy any of the terms of the Plan or any other employment or change in control (or similar) agreement between the Company or its successor and the Eligible Employee pursuant to which the Eligible Employee provides services to the Company or its successor, including the failure by a successor to the Company to assume the obligations under the Plan;

(ii) any significant involuntary reduction of the authority, duties or responsibilities held by the Eligible Employee immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Eligible Employee from an officer position that the Eligible Employee holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Eligible Employee immediately prior to the Change of Control);

(iii) any material involuntary reduction in the aggregate target cash remuneration opportunity of the Eligible Employee as in effect immediately prior to the Change of Control; or

(iv) requiring the Eligible Employee to become based at any office or location more than 50 miles from the office or location at which the Eligible Employee was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Eligible Employee’s responsibilities.

Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (x) the Eligible Employee provides the Company or its successor with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, (y) the Company or its successor fails to cure such facts or circumstances within 30 days of its receipt of such written notice, and (z) the Eligible Employee actually terminates employment within 30 days following the end of such 30-day cure period, if such event or circumstance has not been cured.

(m) “Involuntary Termination Without Cause” means a termination by the Company of an Eligible Employee’s employment relationship with the Company for any reason other than death, disability, or Cause.

(n) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(o) “Participation Agreement” means the latest notice delivered by the Company to an employee informing the employee that the employee is a participant in the Plan. A Participation Agreement shall be in such form as may be determined by the Company.

(p) “Plan Administrator” means the Compensation Committee of the Board or any committee duly authorized by the Board to administer the Plan. The Compensation Committee may at any time administer the Plan, in whole or in part, notwithstanding that the Compensation Committee has previously appointed a committee to act as the Plan Administrator.

(q) “Qualifying Termination” means either (i) a termination by the Eligible Employee for Good Reason that occurs within 24 months following the effective date of a Change of Control or (ii) an Involuntary Termination Without Cause that occurs (A) within the 24 months following a Change of Control or (B) in the six months prior to a Change of Control if such termination occurs (x) at the request of a third party who had taken steps reasonably calculated or intended to effect a Change of Control or (y) in connection with or in anticipation of a Change of Control.  If a Involuntary Termination Without Cause occurs in the six months prior to a Change of Control pursuant to prong (B) in the preceding sentence, then the date of the Qualifying Termination shall be deemed to be the date of the Change of Control.  Termination of employment of an Eligible Employee due to death or disability shall not constitute a Qualifying Termination unless a voluntary termination of employment by the Eligible Employee immediately prior to the Eligible Employee’s death or disability would have qualified as Good Reason. For purposes of the Plan, an event constituting a Qualifying Termination must also constitute a Separation from Service.

(r) “Separation from Service”  means a “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder.

(s) “Severance Period” means (i) 36 months, in the case of a Tier I Participant, (ii) 24 months, in the case of Tier II Participant and (iii) 12 months, in the case of a Tier III Participant.

(t) “Subsidiary” means, with respect to the Company, a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(u) “Tier I Participant” generally means the Chief Executive Officer of the Company.
(v) “Tier II Participant” generally means a member of the Company’s Senior Leadership Team (other than the Company’s Executive Chairman).
(w) “Tier III Participant” generally means any other Eligible Employee that has been designated by the Plan Administrator as a participant in the Plan.

(x) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board in the case of the Company, or members of the board of directors or similar body in the case of another entity.

SECTION 3.	ELIGIBILITY FOR BENEFITS.

(a) General Rules.  Subject to the limitations set forth in Sections 3 and 5, in the event of a Qualifying Termination, the Company shall provide the severance benefits described in Section 4 to each affected Eligible Employee.

(b) Exceptions to Benefit Entitlement.  An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(i) the employee’s employment terminates or is terminated for any reason other than a Qualifying Termination;

(ii) the employee resigns his or her employment with the Company or the successor entity in the Change of Control  in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or the successor entity or is otherwise an affiliate of the Company or the successor entity;

(iii) the employee is rehired by the Company or the successor entity in the Change of Control prior to the date benefits under the Plan are scheduled to be paid or otherwise commence; or
(iv) the employee is offered a position with the Company, the successor entity in the Change of Control, or any of their affiliates, on terms that do not rise to the level of Good Reason.

(c) Termination or Return of Benefits.  An Eligible Employee’s right to receive benefits under this Plan shall terminate immediately (and any benefits received pursuant to this Plan shall be immediately returned to the Company) if such Eligible Employee willfully breaches any provision of the Eligible Employee’s Participation Agreement.

SECTION 4.	AMOUNT OF BENEFITS.

(a) In the event an Eligible Employee incurs a Qualifying Termination, the Eligible Employee shall receive the benefits set forth in this Section 4(a) or as otherwise specified in the Eligible Employee’s Participation Agreement, subject, however, to the payment conditions set forth in Sections 5 and 6 and the other limitations and exclusions set forth in this Plan.

(i) Cash Severance Benefits.  Except as otherwise provided herein, the Company shall pay such Eligible Employee an aggregate amount equal to (x) the sum of the Eligible Employee’s (A) Base Salary, as in effect on the date of a Separation from Service, or, if higher, as in effect immediately prior to the Change of Control, and (B) Annual Bonus, multiplied by (y) the number of years in the Eligible Employee’s Severance Period.  Such aggregate amount will be paid in a lump sum on the date that is 60 days after the Eligible Employee’s Qualifying Termination.

(ii) Pro Rata Bonus.  An amount equal to the annual bonus the Eligible Employee would have earned under the annual bonus plan for the plan year in which the Separation from Service occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the Eligible Employee was actually employed during such plan year (full credit is given for partial months of employment), shall be paid in cash to the Eligible Employee in a single lump sum at the applicable time provided in the annual bonus plan then in effect, or as soon as practicable thereafter in the event of a Qualifying Termination described in Section 2(q)(ii)(B). Such payment shall constitute full satisfaction for this amount owed to the Eligible Employee.

(iii) Health Continuation Coverage.  During the Severance Period, provided that the Eligible Employee timely and properly elects health continuation coverage under COBRA, the Company shall pay the Eligible Employee a fully taxable amount equal to the difference between the monthly COBRA premium paid by the Eligible Employee for the Eligible Employee and his or her dependents and the monthly premium amount paid by similarly situated active executives, subject to tax withholdings and deductions.  Such payment shall be made to the Eligible Employee on the 15th day of the month immediately following the month in which the Eligible Employee timely remits the premium payment. The Eligible Employee shall be eligible to receive such payments until the earliest of: (i) the end of the Severance Period, (ii) the date the Eligible Employee is no longer eligible to receive COBRA continuation coverage and (iii) the date on which the Eligible Employee becomes eligible to receive substantially similar coverage from another employer or other source.

(iv) Vesting Acceleration.

(A) Service-Based Awards.  Effective upon the Qualifying Termination, all then-outstanding Company stock awards held by the Eligible Employee that (I) vest solely based on the Eligible Employee’s continued service with the Company or its successor (including any replacement awards issued upon a Change of Control in lieu thereof) and (II) were outstanding as of the date of the Change of Control shall vest in full and become fully exercisable as of the date of such Qualifying Termination (subject, if applicable, to the exercise period post-termination set forth in the applicable option agreement, or if none is stated, in the plan(s) pursuant to which such options were granted).

(B) Performance-Based Awards.  Effective upon the Qualifying Termination, all then-outstanding Company stock awards held by the Eligible Employee that (I) vest based on the achievement of performance conditions (including any replacement awards issued upon a Change of Control in lieu thereof that remain subject to the achievement of performance conditions after a Change of Control) and (II) were outstanding as of the date of the Change of Control shall vest as to a number of shares determined based on the greater of (x) the target level of achievement of the applicable performance conditions or (y) the actual level of achievement of the applicable performance conditions as of the date of the Qualifying Termination, if reasonably measurable.

For the avoidance of doubt, in the event an Eligible Employee’s Qualifying Termination pursuant to described in Section 2(q)(ii)(B), any Company stock awards held by the Eligible Employee shall cease vesting pursuant to their normal vesting schedule on the date of his or her Separation from Service but shall not lapse or be forfeited on such date.  Instead, such Company stock awards shall remain outstanding through the date that is six months following his or her Separation from Service, and in the event a Change of Control occurs during such six-month period, such Company stock awards shall become vested and/or exercisable on the date of such Change of Control.

(b) Other Employee Benefits.  All other benefits (including, but not limited to, 401(k) plan coverage) shall terminate as of the Eligible Employee’s termination date, except to the extent that a conversion privilege may be available thereunder. Any such conversion coverage shall be at the Eligible Employee’s sole expense.

(c) Additional Benefits.  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to this Section 4 to Eligible Employees, or to employees who are not Eligible Employees but for whom there has been a termination of employment that would be a Qualifying Termination if such employee were an Eligible Employee (“Non-Eligible Employees”), chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (with the exception of Section 4) shall be deemed to refer to such Non-Eligible Employee. Any benefits paid pursuant to this Section 4(c) shall be paid not later than the 15th day of the third month following the end of the year in which the Eligible Employee’s rights to such benefits are no longer subject to a substantial risk of forfeiture, as determined under Treasury Regulation Section 1.409A-1(b)(4).

SECTION 5.	LIMITATIONS ON BENEFITS.

(a) Release.  In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute the Company’s standard (and then-current) severance agreement and general release, and such release must become effective in accordance with its terms, but in all events not later than the 60th day following the Eligible Employee’s Qualifying Termination. The Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release and follow any necessary procedure under applicable law, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.  The Company or any successor thereto must provide a copy of the release to the Eligible Employee not more than ten days after the Eligible Employee suffers a Qualifying Termination.

(b) Restrictive Covenants.  In order to be eligible to receive benefits under the Plan, the Eligible Employee must execute, and continue to abide by the terms of, the Participation Agreement and, at the Company’s option, with respect to an Eligible Employee who has previously executed a Participation Agreement, a written affirmation of the Eligible Employee’s obligations thereunder.

(c) Certain Reductions.  The Plan Administrator will reduce an Eligible Employee’s severance benefits under this Plan, to the greatest extent possible, by any other statutory or contractual severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement or offer letter with the Company, (iii) any Company policy or local practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, or (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory, contractual, and collective agreement obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.

(d) Parachute Payments.  Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to the Eligible Employee, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If a reduction in payments or benefits constituting “Excess Parachute Payments” is necessary, reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to an Eligible Employee.  Within any such category of payments and benefits (that is, (1)-(4)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  If acceleration of vesting of compensation from an Eligible Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled, subject to the immediately preceding sentence, by first canceling such acceleration for stock options with an exercise price that exceeds the then fair market value of the stock subject to such stock options, and then canceling the vesting installment for all other equity awards that will vest last and then canceling as a first priority such acceleration for the vesting installment with the latest vesting; provided, however, that if Section 409A is not applicable by law to an Eligible Employee, the Plan Administrator may determine whether any similar law in the Eligible Employee’s jurisdiction applies and may be taken into account.

(e) Mitigation.  Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

(f) Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, no Eligible Employee is eligible to receive benefits under this Plan more than one time. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which an Eligible Employee may be entitled for the period ending prior to the Eligible Employee’s Separation from Service.  However, the payments pursuant to this Plan are in lieu of any payments under any other severance plan or practice of the Company in which the Eligible Employee was eligible to participate at the time of the Eligible Employee’s Separation from Service, except as otherwise specifically set forth herein.

SECTION 6.	TIME OF PAYMENT AND FORM OF BENEFITS.

(a) General Rules.  Except as otherwise provided herein, the payment of benefits in Section 4 shall be made in accordance with and subject to the Company’s normal payroll practices.  In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s Separation from Service or prior to the effective date of the release described in Section 5(a), other than any payment made to an Eligible Employee under any other severance arrangement or policy prior to a Qualifying Termination which reduces the severance benefits otherwise payable under this Plan pursuant to Section 5(c). For the avoidance of doubt, in the event of an acceleration of the exercisability of an option or other equity award pursuant to Section 4(a), such option or other equity award shall not be exercisable with respect to such acceleration of exercisability unless and until the effective date of the release described in Section 5(a).

(b) Application of Section 409A.  It is intended that all of the severance benefits and other payments payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions, to the extent applicable. The Plan Administrator will determine whether any similar law in the Eligible Employee’s jurisdiction applies and how such law will be taken into account. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), an Eligible Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed by the Company at the time of his or her Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to the Eligible Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service with the Company, (ii) the date of his or her death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Eligible Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

(c) Withholding.  All payments under the Plan will be subject to all applicable withholding obligations of the Company, without limitation, obligations to withhold for federal, state, provincial and local income and employment taxes.

(d) Indebtedness of Eligible Employees.  If an Eligible Employee is indebted to the Company on the effective date of his or her Qualifying Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. Such offset shall be made in accordance with all applicable laws.

SECTION 7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan, the amount of benefits paid under the Plan, as well as any adjustments that need to be made in accordance with the laws applicable to an Eligible Employee. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination.  The Plan Administrator reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time.  However, no such amendment or termination shall be effective until twelve months after notice of such amendment or termination is provided to an Eligible Employee, and if a Change of Control occurs during such twelve month period, such amendment or termination shall not become effective.

SECTION 8.	NO IMPLIED EMPLOYMENT CONTRACT.

Subject to applicable law, the Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Idaho.

SECTION 10.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 12(d).

(b) Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;
(ii) references to the specific Plan provisions upon which the denial is based;
(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Lamb Weston Holdings, Inc.
Attn: General Counsel
599 South Rivershore Lane
Eagle, ID 83616

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review.  The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;
(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA, subject to Section 10(g) below.

(g) Arbitration.

(i) Following exhaustion of the claims and appeals process described above, an Eligible Employee who is in disagreement with the Plan Administrator's decision concerning the eligibility for or calculation of any payment due under this Plan or other dispute arising out of or relating to this Plan or the Participation Agreement (or the interpretation, application or enforcement of their respective terms) that is not resolved between the parties, including the basis on which the Eligible Employee’s employment is terminated and whether such termination constitutes a Qualifying Termination under the Plan, will be resolved by final and binding arbitration in accordance with the then-existing Employment Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, that nothing in this Section 10(g) shall preclude the Company from filing litigation in any court of competent jurisdiction seeking injunctive relief against the Eligible Employee for any actual or potential violations of the restrictive covenants set forth in the Participation Agreement. This arbitration provision constitutes a waiver of any right to a jury trial.

(ii) The Company and the Eligible Employee will agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Plan, the Participation Agreement and the dispute.  If the parties cannot agree upon one arbitrator, an arbitrator shall be selected by the parties through the arbitrator selection procedures established by the AAA.

(iii) The arbitration proceedings shall take place in Boise, Idaho or such other location as the Company and the Eligible Employee may agree upon.  In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to, as applicable, federal law and/or the substantive law of the State of Idaho without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, as though the matter were before a court of law.  Such decision shall be final, conclusive and binding on the parties to the arbitration.  The decision of the arbitrator shall be made within 30 days following the close of the hearing.  The parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction.

(iv) If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law.  The arbitration procedure shall remain otherwise unaffected and enforceable.  The Company and the Eligible Employee agree that any party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this Section 10(g) to mandatory and binding arbitration in accordance with the terms and provisions outlined herein and/or for preliminary injunctive relief to preserve the status quo or prevent any potential or on-going violation of this Plan or the Participation Agreement pending the outcome of arbitration proceedings under this Section 10(g).

(h) Attorneys’ Fees. In addition to all other amounts payable under the Plan, the Company will reimburse all reasonable legal fees and expenses incurred by an Eligible Employee in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan); provided, however, that an Eligible Employee will not be entitled to reimbursement of such fees and costs if the Eligible Employee does not prevail on at least one material claim.

SECTION 11.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 12.	OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 61-1797411. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service and the Department of Labor is [___].

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is the last Sunday in May.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Lamb Weston Holdings, Inc.
Attn: General Counsel
599 South Rivershore Lane
Eagle, ID 83616

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Lamb Weston Holdings, Inc.
Attn: General Counsel
599 South Rivershore Lane
Eagle, ID 83616

The Plan Sponsor’s and Plan Administrator’s telephone number is (208) 938-1047. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Lamb Weston Holdings, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

(i) If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(iv) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 14.	GENERAL PROVISIONS.

(a) Notices.  Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally, when received electronically (including email addressed to the Eligible Employee’s Company email account and to the Company email account of the Company’ General Counsel) or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment.  The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability.  If any provision of this Plan is declared or determined to be invalid, illegal or unenforceable under the laws of the applicable jurisdiction, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.